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                                                                       EXHIBIT 5


                           GARDNER, CARTON & DOUGLAS
                           Suite 3400 - Quaker Tower
                             321 North Clark Street
                          Chicago, Illinois 60601-4795
                                 (312) 644-3000
                                 Telex: 25-3628
                           Telecopier: (312) 644-3381

                                 March 1, 1994



Andrew Corporation
10500 West 153rd Street
Orland Park, Illinois 60462

Ladies and Gentlemen:

  We have acted as counsel for Andrew Corporation, a Delaware corporation (the "Company"), in connection with the registration of 525,000 shares of the Company's Common Stock, par value $.01 per share (the "Shares"), on a Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission. The Shares are issuable in connection with the 1994 Andrew Employee Stock Purchase Plan (the "Plan"). We have examined such records and documents as we have deemed necessary for the purpose of this opinion.

  Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

  We consent to the filing of this opinion as Exhibit 5 to the Registration Statement.

                           Very truly yours,


                           /s/ Gardner, Carton & Douglas
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